UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2014

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on September 18, 2014, Bioanalytical Systems, Inc. (the "Company") notified John P. Devine, Vice President Toxicology, that, pursuant to his Employment Agreement, the Company did not intend to extend the term of his Employment Agreement beyond its current term ending December 30, 2014. In connection with this notification, the Company and Mr. Devine have agreed to a Separation Agreement and Release of All Claims, effective October 3, 2014 (the "Separation Agreement").

Under the Separation Agreement, the Company will pay Mr. Devine a separation benefit of $12,083.34 per month, his current monthly salary, in the form of a bi-weekly salary continuation following the expiration of his Employment Agreement through the payroll period ending February 20, 2015. The Company will also reimburse Mr. Devine for the cost of COBRA premiums incurred for the months of January and February, 2015, if any. In exchange for these benefits, Mr. Devine agreed to unconditionally release the Company from any and all claims occurring prior to the expiration of his Employment Agreement and also agreed that he will not accrue additional vacation time beyond that accrued as of September 18, 2014. Each of the parties also agreed not to make false, negative or disparaging remarks regarding the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC.

Dated: October 9, 2014	By:	/s/ Jeffrey Potrzebowski
Jeffrey Potrzebowski
Chief Financial Officer and Vice President-Finance